Exhibit 99.1

Invitae announces third quarter 2015 financial results and raises 2015 volume guidance

— Expands test menu with more than 600 genes in production and raises 2015 guidance to 17,000-19,000 billable tests delivered for the year —

— Hosting conference call at 4:45 pm ET / 1:45 pm PT —

SAN FRANCISCO, November 5, 2015 — Invitae Corporation (NYSE: NVTA) today reported financial and operating results for the third quarter ended September 30, 2015.  The company has raised its 2015 guidance for billable tests delivered to 17,000-19,000 for the year, up from its previous guidance of 16,000-18,000 billable tests delivered.

“Two years after the Supreme Court decision, we are helping to usher in a bold new landscape for hereditary testing that is based on making high quality genetics more affordable and more accessible to the mainstream medical community,” said Randy Scott, chairman and CEO of Invitae.  “In the multi-billion dollar genetics industry, we are beginning to prove that providing high-quality content with low prices can help clinicians better serve their patients. This innovative positioning has led us to market share growth that we believe is also one of the fastest in the industry.”

Following are recent highlights:

•                  Generated revenue of nearly $2.2 million in the third quarter of 2015.

•                  Increased volume by delivering more than 5,100 billable reports, an increase of more than 360% from the year prior, and accessioned more than 5,400 samples.

•                  Reduced cost of goods sold (COGS) from less than $850 to less than $750 per sample accessioned for the quarter, while increasing the production and medical teams in anticipation of additional content and volume.

•                  More than doubled the size of its genetic testing platform to include more than 600 genes and began releasing new content in October at the American Society of Human Genetics 2015 annual meeting, with dozens of new test panels for hereditary cancer, cardiovascular, neuromuscular, pediatric, and other rare disorders, specifically:

•                  Comprehensive cancer testing: more than 40 test panels, comprised of more than 70 carefully curated genes. The Invitae hereditary cancer menu consists of a mix of broader tests and smaller focused panels. The new offering includes a new common hereditary cancers panel and a gastric cancer panel, as well as expanded breast, gynecologic, colon, and pancreatic cancer panels. Before the end of the year, Invitae plans to further expand its cancer offering to include all hereditary cancers, including blood, bone, brain, endocrine, genitourinary, and skin cancers, as well as sarcomas.

•                  Comprehensive cardiovascular testing: more than 30 test panels, representing more than 190 carefully curated genes. The new test menu includes large combination panels for multiple conditions, including arrhythmias, cardiomyopathies, aortopathies, familial hypercholesterolemia, pulmonary hypertension, and congenital heart disease.

•                  Expanded neuromuscular testing: 15 major test panels, comprised of nearly 100 carefully curated genes for disorders including Duchenne/Becker muscular dystrophy, dystonia, Charcot-Marie-Tooth disease, and hereditary spastic paraplegia.

•                  Expanded pediatric and rare disorder testing: more than 40 test panels, comprised of more than 140 carefully curated genes, for disorders including RASopathies and primary ciliary dyskinesia (PCD). Invitae also continues to offer testing for hematology-related disorders, including hereditary hemochromatosis and hereditary thrombophilia.

•                  Signed additional contracts with institutions and payers, including Tufts Health Plan.

•                  Published clinical data in JAMA Oncology from a study of more than 1,000 patients who were tested with multi-gene panels. The clinical actions that would be considered were reviewed for all 63 patients testing positive for cancer genes other than BRCA1 or BRCA2. For more than half of these patients, the genetic test would suggest a change in care over and above any recommendations based on the patient’s personal and family history alone. For these patients’ family members, testing would be warranted, as over 70% would have a change in care considered if also found to be mutation positive.

“We have driven down the cost of goods by 43% since the third quarter of 2014, we’ve more than doubled our content, our volume continues to grow rapidly with year-over-year growth of more than 360%, and we’ve added new payer contracts,” said Sean George, president and chief operating officer of Invitae. “2015 has been a year of significant investment in our infrastructure, and we are increasingly confident that our investments will continue to pay off in 2016 and beyond, both in terms of market share and financial progress.”

The company reported total revenue of $2.2 million in the third quarter of 2015, compared to $0.3 million in the third quarter of 2014. Total operating expenses for the third quarter of 2015 were $24.6 million, compared with $12.8 million for the third quarter of 2014. Net loss was $22.5 million in the third quarter of 2015, or a $0.71 loss per share.

At September 30, 2015, cash, cash equivalents, restricted cash, and marketable securities totaled approximately $152.1 million.

Indicators of our success in 2015

The four guiding indicators of success in 2015 include:

1.              Reducing COGS per test.

2.              Increasing content.

3.              Increasing volume.

4.              Improving reimbursement and cash collections.

Conference call details

Invitae will host a live conference call and webcast today at 4:45 p.m. Eastern / 1:45 p.m. Pacific to discuss financial results and recent developments.

The dial-in numbers for the conference call are (877) 201-0168 for domestic callers and (647) 788-4901 for international callers, and the reservation number for both is 26346322.

The live, listen-only webcast of the conference call may be accessed by visiting the investors section of the company’s website at ir.invitae.com. A replay of the webcast will be available shortly after the conclusion of the call and will be archived on the company’s website.

About Invitae

Invitae Corporation’s (NYSE: NVTA) mission is to bring comprehensive genetic information into mainstream medical practice to improve the quality of healthcare for billions of people. Invitae’s goal is to aggregate most of the world’s genetic tests into a single service with higher quality, faster turnaround time, and lower price than many single-gene and panel tests today. The company currently provides diagnostic services comprising hundreds of genes for a variety of genetic disorders associated with oncology, cardiology, neurology, pediatrics and other rare disease areas.

For more information, visit our website at www.invitae.com and follow us on Twitter: @invitae.

Safe Harbor Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the company’s belief that it can accelerate the adoption of comprehensive genetic information into mainstream medical care and realize its mission; the company’s expectations regarding the range of billable tests delivered in 2015; the company’s expectations regarding future returns on its investments in terms of market share and financial progress; the company’s market share and market share growth; the timing of any new testing service releases and the attributes of any such services;  the company’s beliefs regarding the benefits of its pricing program; the attributes and benefits of the company’s tests to patients, physicians and payers ; and the indicators of the company’s success and its expected actions with respect to those indicators. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: the company’s history of losses; the company’s need to scale its infrastructure in advance of demand for its tests and to increase demand for its tests; the company’s ability to develop and commercialize new tests and expand into new markets; the risk that the company may not obtain or maintain sufficient levels of reimbursement for its tests; risks associated with the company’s ability to use rapidly changing genetic data to interpret test results accurately and consistently; the company’s ability to compete; laws and regulations applicable to the company’s business, including potential regulation by the Food and Drug Administration; and the other risks set forth in the company’s filings with the Securities and Exchange Commission, including the risks set forth in the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015. These forward-looking statements speak only as of the date hereof, and Invitae Corporation disclaims any obligation to update these forward-looking statements.

NOTE: Invitae and the Invitae logo are trademarks of Invitae Corporation. All other trademarks and service marks are the property of their respective owners.

Invitae Corporation

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
	(unaudited)
Revenue	$2,187	$310	$5,217	$729
Costs and operating expenses:
Cost of revenue	3,952	1,689	11,017	3,263
Research and development	11,134	5,557	31,426	15,600
Selling and marketing	5,439	2,386	16,368	5,823
General and administrative	4,118	3,212	11,592	8,112
Total costs and operating expenses	24,643	12,844	70,403	32,798
Loss from operations	(22,456)	(12,534)	(65,186)	(32,069)
Interest and other income (expense), net	(9)	(66)	(111)	(69)
Interest expense	(62)	(15)	(125)	(49)
Net loss	$(22,527)	$(12,615)	$(65,422)	$(32,187)
Net loss per share basic and diluted	$(0.71)	$(14.24)	$(2.43)	$(39.27)
Shares used in computing net loss per share basic and diluted	31,852,796	885,999	26,962,821	819,704

Invitae Corporation

Condensed Consolidated Balance Sheets

(In thousands)

	September 30	December 31
	2015	2014
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$48,999	$107,027
Prepaid expenses and other current assets	3,267	2,616
Marketable securities	98,253	—
Total current assets	150,519	109,643
Property and equipment, net	18,652	15,672
Restricted cash	4,847	150
Other assets	1,654	3,313
Total assets	$175,672	$128,778
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$2,420	$2,862
Accrued liabilities	3,376	3,237
Capital lease obligation, current portion	1,670	1,524
Debt, current portion	991	—
Total current liabilities	8,457	7,623
Capital lease obligation, net of current portion	1,976	2,011
Debt, net of current portion	3,797	—
Other long term liabilities	335	401
Liabilities related to early exercise of stock options	6	14
Total liabilities	14,571	10,049
Convertible preferred stock	—	202,305
Stockholders’ (deficit):
Common stock	4	—
Accumulated other comprehensive income	11	—
Additional paid-in capital	311,688	1,604
Accumulated deficit	(150,602)	(85,180)
Total stockholders’ equity (deficit)	161,101	(83,576)
Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$175,672	$128,778

The condensed, consolidated balance sheet at December 31, 2014 has been derived from the audited consolidated financial statements at that date included in the company’s annual report on Form 10-K for the year ended December 31, 2014.

Contact:

Katherine Stueland
pr@invitae.com
415-254-1233